Exhibit 10.3

SECOND AMENDMENT TO LEASE

5000 Shoreline Court

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made as of March 18, 2026 (the “Second Amendment Effective Date”), by and between DW LSP 5000 SHORELINE, LLC, a Delaware limited liability company (“Landlord”), and IDEAYA BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Pursuant to that certain Lease dated June 1, 2023, as amended by that certain First Amendment to Lease dated as of May 10, 2024 (collectively, the “Original Lease”), Tenant leases from Landlord and Landlord leases to Tenant certain premises containing approximately 55,287 rentable square feet of space (the “Original Premises”) located on the third (3rd) and first (1st) floors in the building known as 5000 Shoreline Court, South San Francisco, California (the “Building”). Capitalized terms used but not defined herein are used herein with the meanings ascribed to them in the Original Lease. All references herein to the “Lease” shall mean the Original Lease as amended by this Second Amendment, unless the context clearly indicates otherwise.

B. Landlord and Tenant desire to amend the Original Lease to expand the Premises to include, in addition to the Original Premises, the Second Amendment Expansion Premises (as defined below), upon the terms set forth hereinbelow.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Recitals. The foregoing recitals are true and correct and are incorporated as part of this Second Amendment.
2.
Expansion of Premises.
(a)
Second Amendment Expansion Premises. Landlord hereby agrees to lease to Tenant and Tenant hereby agrees to lease from Landlord a portion of the rentable area on the second (2nd) floor of the Building shown on Exhibit A to this Second Amendment containing approximately 24,909 rentable square feet of gross leasable area (the “Second Amendment Expansion Premises”). Effective as of the Second Amendment Expansion Commencement Date (as defined below) and continuing through the Lease Term for the Original Premises (such period being the “Second Amendment Expansion Term”), the Second Amendment Expansion Premises shall be added to and leased by Tenant as part of the Premises under the Lease and all references in the Lease thereafter to “Premises” shall include the Second Amendment Expansion Premises, except references to the Commencement Date shall mean, as to the Second Amendment Expansion Premises, the Second Amendment Expansion Commencement Date. Landlord shall install the Tenant Improvements (as defined in Exhibit B attached hereto and made a part hereof) to initially prepare the Second Amendment Expansion Premises for Tenant’s occupancy thereof for office use, in accordance with the terms of said Exhibit B.

(b)
Second Amendment Expansion Commencement Date. The Second Amendment Expansion Term shall begin on the date (the “Second Amendment Expansion Commencement Date”) that Landlord offers to deliver possession of the Second Amendment Expansion Premises to Tenant following Substantial Completion (as defined in Exhibit B) of the Tenant Improvements to be constructed by Landlord pursuant to said Exhibit B. The Second Amendment Expansion Commencement Date is estimated to occur on March 1, 2027 (the “Estimated Second Amendment Expansion Commencement Date”). If Landlord is unable to deliver possession of the Second Amendment Expansion Premises to Tenant on or before the Estimated Second Amendment Expansion Commencement Date for any reason whatsoever, then this Second Amendment shall not be void or voidable, and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom. Notwithstanding the foregoing, if delivery of possession of the Second Amendment Expansion Premises to Tenant shall occur after the date that is sixty (60) days after the Estimated Second Amendment Expansion Commencement Date (other than by reason of Force Majeure or Tenant Delay) (the “Second Amendment Expansion Premises Outside Delivery Date”) and such delay actually delays Tenant’s occupancy of the Second Amendment Expansion Premises, then Tenant shall receive a day for day credit against Base Monthly Rent applicable to the Second Amendment Expansion Premises for each day of delay in delivery beyond the Second Amendment Expansion Premises Outside Delivery Date until the occurrence of the delivery of the Second Amendment Expansion Premises to Tenant (or if applicable, the Critical Second Amendment Expansion Premises Outside Delivery Date), and if delivery occurs on or after the date that is sixty (60) days following the Second Amendment Expansion Premises Outside Delivery Date (other than by reason of Force Majeure or Tenant Delay) (the “Critical Second Amendment Expansion Premises Outside Delivery Date”) and such delay actually delays Tenant’s occupancy of the Second Amendment Expansion Premises, then Tenant shall receive a two (2)-day credit against Base Monthly Rent applicable to the Second Amendment Expansion Premises for each day of delay in delivery beyond the Critical Second Amendment Expansion Premises Outside Delivery Date until the delivery of the Second Amendment Expansion Premises to Tenant. If any portion of the delay in delivery is due to any Tenant Delay (as defined in Exhibit B), then the delivery date shall be deemed (for the purposes of calculating the Second Amendment Expansion Commencement Date) the date the Second Amendment Expansion Premises would have been delivered but for such delays by Tenant. At the time Landlord delivers possession of the Second Amendment Expansion Premises to Tenant, Landlord and Tenant shall together execute an acceptance agreement substantially in the form attached as Exhibit C to the Original Lease, appropriately completed.
(c)
Premises Square Footage. Effective as of the Second Amendment Expansion Commencement Date, the Premises shall contain a total of 80,196 rentable square feet of gross leasable area. Except as expressly set forth in this Second Amendment, Tenant’s lease of the Second Amendment Expansion Premises shall be on all of the terms and conditions set forth in the Original Lease that are in effect immediately before the Second Amendment Effective Date and Landlord shall be deemed to have made the representation in the last sentence of the second paragraph of Section 2.4 of the Original Lease as to the Second Amendment Expansion Premises on the Second Amendment Expansion Commencement Date. In addition, subject to the prior written approval of Landlord, in its reasonable discretion, and subject to applicable regulations governing signage in and on the Building, Tenant at its cost shall be entitled to install second floor elevator lobby identification signage (excluding the ground floor lobby of the Building), such approval to include the location, size, lighting, graphics, materials and other qualities of such signage.
(d)
Second Amendment Expansion Premises Base Monthly Rent. Commencing on the Second Amendment Expansion Commencement Date, Tenant shall pay Base Monthly Rent for the Second Amendment Expansion Premises in the amounts shown below:

Lease Year	Annual Base Rent	Base Monthly Rent
2
1	$1,599,157.80	$133,263.15
2	$1,655,128.32	$137,927.36
3	$1,713,057.84	$142,754.82
4	$1,773,014.88	$147,751.24
5	$1,835,070.36	$152,922.53
6	$1,899,297.84	$158,274.82
7	$1,965,773.28	$163,814.44
8	$2,034,575.40*	$169,547.95

*Annualized, as the actual duration of such Lease Year is dependent on the Second Amendment Expansion Commencement Date with the last day of such Lease Year currently October 31, 2034.

For purposes of this Second Amendment, the term “Lease Year” with respect to the Second Amendment Expansion Premises shall mean each consecutive twelve (12)-month period during the Lease Term commencing on the Second Amendment Expansion Commencement Date (the partial month following the Second Amendment Expansion Commencement Date (if such date is not the first day of a month) shall be deemed to be included in the first Lease Year), except that the last Lease Year shall end on the expiration date of the Lease Term (which date is currently October 31, 2034).

Notwithstanding the foregoing, provided that Tenant is not then in default of the Lease after the expiration of applicable notice and cure periods, then during the first (1st) through the twentieth (20th) full calendar months of the Second Amendment Expansion Term (the “Second Amendment Expansion Abatement Period”), Tenant shall not be obligated to pay any Base Monthly Rent otherwise attributable to the Second Amendment Expansion Premises during such Second Amendment Expansion Abatement Period (the “Second Amendment Expansion Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Second Amendment Expansion Abatement shall equal $2,702,576.68. Tenant shall be required to pay Tenant’s Share of Operating Expenses for the Second Amendment Expansion Premises as provided herein attributable to the Second Amendment Expansion Abatement Period, as well as for utilities and other services. Tenant acknowledges and agrees that the foregoing Second Amendment Expansion Abatement has been granted to Tenant as additional consideration for entering into this Second Amendment, and for agreeing to pay the rental and performing the terms and conditions otherwise required under the Lease. If Tenant shall be in default under the Lease, and shall fail to cure such default within the notice and cure period, if any, permitted for the cure pursuant to the terms and conditions of the Lease, and Landlord shall have terminated the Lease by reason of such uncured default, then Tenant shall pay Landlord the unamortized portion of the Second Amendment Expansion Abatement, such amortization to be computed over a period of the number of full calendar months of the Second Amendment Expansion Term with interest at the lesser of (i) ten percent (10%) per annum or (ii) the maximum rate permitted by applicable law.

(e)
Second Amendment Expansion Premises Additional Rent. During the Second Amendment Expansion Term, Tenant shall pay additional charges for Operating Expenses on account of the Second Amendment Expansion Premises in accordance with Article 8 of the Original Lease, except that Tenant’s Share for the Second Amendment Expansion Premises shall be 17.84%. Effective as of the Second Amendment Expansion Commencement Date, Tenant’s Share for the Original Premises (39.60%) together with the Second Amendment Expansion Premises (17.84%) shall be 57.44%.
(f)
Early Occupancy. Landlord shall use commercially reasonable efforts to permit Tenant, or any agent, employee or contractor of Tenant, to enter, use or occupy the Second Amendment Expansion Premises not less than thirty (30) days prior to the Second Amendment Expansion Commencement Date. Such entry, use or occupancy shall be subject to all the provisions of the Lease (other than the payment of Base Monthly Rent and Additional Rent on account of Operating Expenses, Real Property Taxes and utilities), including, without limitation, Tenant’s compliance with the insurance and indemnity requirements of the Lease. Said early possession shall not advance the Second Amendment Expansion Commencement Date. During such early access to the Second Amendment Expansion Premises, Tenant agrees that it shall not in any way materially interfere with the progress of the Tenant Improvements by such entry. Should such entry prove a material impediment to the progress of the Tenant Improvements, in Landlord’s reasonable judgment, Landlord may demand that Tenant forthwith vacate the Second Amendment Expansion Premises during the period of time that the Tenant Improvements would be materially impeded, and Tenant shall promptly comply with this demand.

3.
Tenant’s Estoppel. Tenant hereby certifies and acknowledges that, as of the Second Amendment Effective Date, to Tenant’s knowledge, (a) Landlord is not in default in any respect under the Lease; (b) Tenant does not have any defenses to its obligations under the Lease; and (c) there are no offsets against Rent. Tenant acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Landlord in entering into this Second Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Second Amendment; and (iii) Landlord is relying on such representations in entering into this Second Amendment.
4.
Additional Security Deposit. Landlord is currently holding FirstCitizensBank Irrevocable Standby Letter of Credit No. SVBFS001791 dated June 2, 2023 in the amount of $769,489.60 (the “Existing Letter of Credit”) as the Security Deposit under the Lease. In addition to the Existing Letter of Credit, within ten (10) days of the execution hereof, Tenant, as additional security for the performance of the obligations of Tenant under the Lease, shall provide to Landlord either (y) an amendment to the Existing Letter of Credit to increase the amount of same by $266,526.30 (two (2) months’ Base Monthly Rent payable with respect to the Second Amendment Expansion Premises), or (z) a clean, irrevocable letter of credit in the amount of $1,036,015.90 substantially in the form of the letter of credit attached to the Original Lease as Exhibit G, and otherwise in accordance with the terms and conditions of the Original Lease, including but not limited to Section 3.5. Accordingly, as of the date hereof, the amount specified as “Security/Letter of Credit” in Section M of the Summary shall be amended to mean $1,036,015.90.
5.
Temporary Space.
(a)
Commencing on the Second Amendment Effective Date (as to the Temporary Office Space) and commencing on the Flex Delivery Date (as to the Temporary Flex Space), and continuing until the date that is five (5) days after the Second Amendment Expansion Commencement Date (the “Temporary Space Expiration Date”), Landlord shall permit Tenant the right to use and occupy for Tenant’s own use in the conduct of Tenant’s business and not for purposes of speculating in real estate, certain space on the first (1st) floor of the Building (i) containing approximately 10,610 rentable square feet of gross leasable area identified as the office portion of Suite 101 (the “Temporary Office Space”), and (ii) containing approximately 2,653 rentable square feet of gross leasable area identified as the flex portion of Suite 101 (the “Temporary Flex Space”), each as shown on Exhibit C to this Second Amendment (the Temporary Office Space and the Temporary Flex Space are individually or collectively (as the context may suggest or require) referred to as the “Temporary Space”). Tenant shall have the right to use and occupy the Temporary Space upon all of the terms and conditions of the Lease, which shall apply between the parties as to the Temporary Space (with the term “Temporary Space” being substituted in the Lease for “Premises” and the term “Second Amendment Effective Date” or “Flex Delivery Date,” as applicable, being substituted in the Lease for “Commencement Date”), except as expressly set forth in this Section 5.
(b)
Notwithstanding any provision to the contrary in the Lease, the following terms and conditions shall apply to Tenant’s use and occupancy of the Temporary Space: (i) Tenant shall not be required to pay any Base Monthly Rent for the Temporary Space, (ii) Tenant shall be required to pay additional charges for Operating Expenses on account of the Temporary Space in accordance with Article 8 of the Original Lease, and Tenant’s Share for the Temporary Space shall be 7.60% from and after the Second Amendment Effective Date and prior to the Flex Delivery Date and 9.50% from and after the Flex Delivery Date, (iii) Tenant may use the Temporary Space solely for general office use, (iv) Landlord shall not be required to perform any tenant improvement work or provide any allowance with respect to the Temporary Space, it being understood that Landlord shall deliver and Tenant shall accept, possession of the Temporary Space in its AS IS condition, WITH ALL FAULTS, on the Second Amendment Effective Date or Flex Delivery Date, as applicable; provided, within ninety (90) days after the Second Amendment Effective Date, Landlord shall, at its sole cost, repair or replace certain of the floor tiles within the Temporary Flex Space that were removed in connection with prior testing within the Temporary Flex Space and thereafter deliver possession of the Temporary Flex Space to Tenant (such date of delivery, the “Flex Delivery Date”) (it being acknowledged and agreed that if Landlord is unable to deliver possession of the Temporary Flex Space to Tenant as aforesaid within such 90-day period for any reason whatsoever, then this Second Amendment shall not be void or voidable, and Landlord shall not be liable to Tenant for any loss or damage or any penalties resulting therefrom), (v) Tenant shall not make any Tenant Alterations to the Temporary Space, (vi) Tenant shall have no right to grant any other party the right to use or occupy the Temporary Space, and no other party shall have the right to use or occupy the Temporary Space other than Tenant, whether voluntarily or by operation of Law other than pursuant to Permitted Transfers, (vii) Tenant shall maintain the same insurance coverages for its use and occupancy of the Temporary Space as Tenant is required to maintain under the Lease with respect to the Premises, (viii) Tenant shall have no right to use or occupy the Temporary Space following the Temporary Space Expiration Date, it being understood that any such use or occupancy following the Temporary Space Expiration Date shall permit Landlord to collect Base Monthly Rent from Tenant for the Temporary Space at the rate of 125% of $5.35 per rentable square foot of the Temporary Space per month for the first sixty (60) days of such holdover, and thereafter, 150% of the greater of (y) the rate of 150% of $5.35 per rentable square foot of the Temporary Space per month, or (z) the then prevailing fair market rent, in each case without proration for any partial calendar month of such holdover period, (ix) Tenant’s use and occupancy of the Temporary Space shall not be construed as granting to Tenant any interest in real estate or any ownership rights in the Temporary Space nor shall Tenant’s use and occupancy of the Temporary Space create a landlord-tenant relationship, partnership, joint venture or any other similar relationship or arrangement between Landlord and Tenant with respect to the Temporary Space, (x) without limitation of the rights of Landlord and its Agents to enter the Temporary Space as set forth in the Lease, Landlord and its Agents may enter the Temporary Space at any reasonable time from and after the Second Amendment Effective Date after giving at least one (1) business day’s prior notice to Tenant to show the Temporary Space to prospective tenants, subject to Tenant’s reasonable security requirements, and (xi) Tenant’s maintenance obligations with respect to the Temporary Space shall not include any obligations to perform capital repairs or capital improvements to the Temporary Space, except if required by any accident, fire or other peril or for damage caused to any part of the Temporary Space by any act or omission of Tenant or Tenant’s Agents, except as otherwise required by Article 11 of the Original Lease and subject to the terms of Section 9.3 of the Original Lease.
(c)
At the time Landlord delivers possession of the Temporary Flex Space to Tenant, Landlord and Tenant shall together execute an acceptance agreement substantially in the form attached as Exhibit C to the Original Lease, appropriately completed.

(d)
On or before the Temporary Space Expiration Date, Tenant shall vacate and surrender the Temporary Space to Landlord in the condition required under Section 15.2 of the Original Lease (with the reference to the Commencement Date therein to be to the Second Amendment Effective Date or the Flex Delivery Date, as applicable).
6.
Expansion Option. So long as Tenant is not in default of the Lease after the expiration of applicable notice and cure periods, at the time Tenant delivers its notice described below or at the time the Expansion Space (as defined below) would be added to the Premises, Tenant shall have the right, upon written notice given to Landlord by Tenant on or before April 30, 2026, to lease the balance of the rentable area on the second (2nd) floor of the Building outside of the Second Amendment Expansion Premises (the “Expansion Space”), on the same terms and conditions applicable to the Second Amendment Expansion Premises (exclusive of any temporary space, but inclusive of abated base rent for the Expansion Space for the first twenty (20) months of the lease term of the Expansion Space, the penalties for late delivery in Section 2(b) above (subject to an applicable adjustment to the estimated commencement date as reasonably agreed upon by the parties) and tenant improvements to be performed by Landlord within the Expansion Space subject to an allowance equal to $275.00 per rentable square feet of the Expansion Space); provided, in such event, the Lease Term for the entirety of the Premises (inclusive of the Second Amendment Expansion Premises and the Expansion Space) shall be extended to April 30, 2037. If Tenant timely delivers such notice, Tenant and Landlord shall enter into an amendment to the Lease within thirty (30) days following such notice to memorialize the same.
7.
Existing Options. For the avoidance of doubt, (a) Tenant’s option to extend in Exhibit D of the Original Lease shall continue to apply as to all the Premises (including the Second Amendment Expansion Premises and as the Premises may be further expanded pursuant to Section 6 of this Second Amendment or the right of first offer under Exhibit D of the Original Lease), at the end of the Lease Term, as it may be extended under Section 6 of this Second Amendment, and (b) the right of first offer in Exhibit D of the Original Lease shall continue to apply following the Second Amendment Effective Date in accordance with the terms thereof.
8.
Electricity. Landlord acknowledges that, since Tenant’s use of the Second Amendment Expansion Premises is intended for office use, Tenant may use less electricity therein than is used in other areas of the Building. Accordingly, rather than Tenant paying its pro rata share of electricity for the Second Amendment Expansion Premises as provided in Section 7.3 of the Original Lease, Landlord, as part of the Tenant Improvements (and notwithstanding any description or reference thereto to the contrary in the Work Letter), shall install a separate submeter(s), such as an E-Mon D-Mon, to measure the electricity in the Second Amendment Expansion Premises, and Tenant shall only be obligated to pay, and shall promptly pay as the same becomes due, for the electricity for the Second Amendment Expansion Premises measured by such submeter(s).
9.
Certificate of Occupancy. Landlord shall use commercially reasonable efforts to obtain a final certificate of occupancy (or its legal equivalent) for (a) the Original Premises within six (6) months following the Second Amendment Effective Date and (b) the Second Amendment Expansion Premises within six (6) months following the Second Amendment Expansion Commencement Date. For the avoidance of doubt, the failure of Landlord to obtain any such final certificate of occupancy (or its legal equivalent) shall not alter the fact that Substantial Completion

(as defined in Exhibit B to the Original Lease and Exhibit B to the Amendment) has previously occurred and shall not affect whether or not Substantial Completion of the Tenant Improvements (as defined in Exhibit B attached hereto) has occurred.
10.
Nondisturbance Agreement. Within sixty (60) days after the Second Amendment Effective Date, Landlord shall provide Tenant with a subordination, nondisturbance and attornment agreement (“SNDA”) from the holders of all existing Security Instruments. Landlord’s failure to deliver, or delay in delivering, any SNDA shall not affect the validity of the Lease, including this Second Amendment.
11.
Brokerage. Tenant represents and warrants that, other than CBRE, Inc. (representing each of Landlord and Tenant) (the “Broker”), it has had no dealings with any broker or agent in connection with this Second Amendment. Tenant shall indemnify and hold Landlord harmless from and against any and all costs, expenses or liabilities for any compensation, commissions, and charges claimed by any broker or agent (other than the Broker) with respect to this Second Amendment or the negotiation thereof arising from a breach of the foregoing representation and warranty. Landlord shall be responsible for payment of the brokerage commissions due to the Broker in connection with this Second Amendment pursuant to a separate written agreement(s). The terms of this section shall survive the expiration or earlier termination of the Lease.
12.
Ratification. Except as set forth herein, the terms of the Original Lease are hereby ratified and confirmed, including without limitation the provisions of Section 10.1 of the Original Lease concerning Landlord’s liability, which are expressly incorporated herein. The representations and warranties set forth in Section 15.10 of the Original Lease are hereby restated and confirmed as of the date hereof as to the persons executing this Second Amendment on behalf of Tenant with respect to the Lease.
13.
Successors and Assigns. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and assigns.
14.
Miscellaneous. This Second Amendment shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of Landlord and Tenant shall be construed and enforced in accordance with, and governed by, the laws of the State of California. Each party has cooperated in the drafting and preparation of this Second Amendment and, therefore, in any construction to be made of this Second Amendment, the same shall not be construed against either party. Except as expressly amended by this Second Amendment, all other terms, conditions and provisions of the Original Lease are hereby ratified and confirmed and shall continue in full force and effect. Landlord represents that it has received the consent to this Second Amendment from the holders of all existing Security Instruments.
15.
Counterparts; Execution. This Second Amendment may be executed in counterparts, which, when taken together, shall constitute one and the same instrument. Any facsimile or electronic (e.g., email, pdf, DocuSign or comparable format) transmittal of original signature versions of this Second Amendment shall be considered to have the same legal effect as execution and delivery of the original document and shall be treated in all manner and respects as the original document. In case any one or more of the provisions contained in this Second Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Second Amendment, and this Second Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

[SIGNATURE PAGE FOLLOWS ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Second Amendment to be effective as of the Second Amendment Effective Date.

LANDLORD:

DW LSP 5000 SHORELINE, LLC,
a Delaware limited liability company

By: Divco West Real Estate Asset Management, Inc., a Delaware corporation, its Agent

By: /s/ Gregg Walker

Name: Gregg Walker

Title: Authorized Signatory

TENANT:

IDEAYA BIOSCIENCES, INC.,
a Delaware corporation

By: /s/ Yujiro Hata

Name: Yujiro Hata

Title: President and Chief Executive
Officer

[Signature Page to Second Amendment to Lease]

Exhibit A

Second Amendment Expansion Premises

5000 Shoreline Ct, Test Fit | Level 2

DGA PROJECT # 25059 | 03.03.2026 | SCALE: 1/8" = 1'-0"

LEGEND

- BUILDING SUPPORT
- LOBBY/ RECEPTION
- CONFERENCE
- BREAK ROOM
- OFFICE
- OFFICE SUPPORT
- OPEN OFFICE

LOBBY	1
LARGE CONFERENCE	1
SMALL CONFERENCE	6
HUDDLE	1
FOCUS/PHONE	2
PRIVATE OFFICE	59
WORKSTATIONS (6x6)	67
WELLNESS	1
STORAGE	3

IDEAYA LEVEL 2:
20,840 GSF

IDEAYA BIOSCIENCES

DGA

EXHIBIT B

WORK LETTER FOR CONSTRUCTION OBLIGATIONS

This Exhibit B forms a part of that certain Second Amendment to Lease by and between DW LSP 5000 SHORELINE, LLC, a Delaware limited liability company, as Landlord, and IDEAYA BIOSCIENCES, INC., a Delaware corporation, as Tenant, to which this Exhibit is attached. If there is any conflict between this Exhibit and said Second Amendment, this Exhibit shall govern.

1. Defined Terms. All defined terms referred to in this Exhibit shall have the same meaning as defined in the Second Amendment to which this Exhibit is a part, except where expressly defined to the contrary.

2. Additional Definitions. Each of the following terms shall have the following meaning:

“Construction Plans” – The final, complete plans and specifications for the construction of the Tenant Improvements consisting of all architectural, engineering, mechanical and electrical drawings and specifications which are required to obtain all building permits, licenses and certificates from the applicable governmental authority(ies) for the construction of the Tenant Improvements. The Construction Plans shall be prepared by duly licensed and/or registered architectural and/or engineering professionals selected by Landlord in its sole and reasonable discretion, and shall be in substantial compliance in all respects with all applicable laws, rules, regulations and building codes for the city and county where the Building is located. Landlord shall use DGA as the architectural professional and Landmark Builders as the general contractor and preparer of the Construction Plans.

“Force Majeure Delays” - Any delay, other than a Tenant Delay, by Landlord in completing the Tenant Improvements by the Second Amendment Estimated Expansion Commencement Date set forth in the Second Amendment by reason of (i) any strike, lockout or other labor trouble or industrial disturbance (whether or not on the part of the employees of either party hereto), (ii) governmental preemption of priorities or other controls in connection with a national or other public emergency, civil disturbance, riot, war, sabotage, blockade, embargo, inability to secure customary materials, supplies or labor through ordinary sources by reason of regulation or order of any government or regulatory body, or (iii) shortages of fuel, materials, supplies or labor (not arising from Landlord’s failure to exercise prudent practices in ordering in advance long lead items), (iv) lightning, earthquake, fire, storm, tornado, flood, washout explosion, or unseasonable inclement weather or any other similar industry-wide or Building-wide cause beyond the reasonable control of Landlord, or (v) any other cause, whether similar or dissimilar to the above, beyond Landlord’s reasonable control. The time for performance of any obligation of Landlord to construct the Tenant Improvements under this Exhibit or the Second Amendment shall be extended at Landlord’s election by the period of any delay caused by any of the foregoing events. Landlord shall use commercially reasonable efforts to keep Tenant reasonably apprised of any events that may materially delay the date of Substantial Completion.

“Space Plan” - That certain Space Plan attached hereto as Exhibit B-1, reflecting the Tenant Improvements to be constructed by Landlord. Landlord and Tenant hereby approve of the Space Plan.

“Spec Buildout Sheet” - That certain list of specifications identified on Exhibit B-2 attached hereto, with respect to the Tenant Improvements to be constructed by Landlord. Landlord and Tenant hereby approve of the Spec Buildout Sheet. The parties agree that the Tenant Improvements will include Alts. 1 (mecho shades), 4 (south facing window film), 5 (window film for east facing windows only) and 6 (split system for the IDF room).

“Substantial Completion,” “Substantially Complete,” “Substantially Completed” - The terms Substantial Completion, Substantially Completed and Substantially Complete shall mean when the last of the following has occurred (or would have occurred but for Tenant Delays): (a) Landlord has delivered to Tenant a written notice stating that the Tenant Improvements have been Substantially Completed substantially in accordance with the Construction Plans, except “punch list” items which may be completed without materially impairing Tenant’s use of the Second Amendment Expansion Premises or a material portion thereof for the Permitted Use and such work as Landlord is required to perform but cannot complete until Tenant performs necessary portions of construction work it has elected or is required to do; (b) the acquisition of a temporary or permanent certificate of occupancy or its legal equivalent allowing occupancy of the Second Amendment Expansion Premises; (c) all base building systems are operational and fully-commissioned to the extent of serving the Second Amendment Expansion Premises; and (d) delivery of a certificate of substantial completion from the architect on behalf of the contractor confirming the matters set forth in the foregoing clause (a).

“Tenant Delay” - Any incremental delay incurred by Landlord in Substantially Completing the Tenant Improvements due to (i) a delay by Tenant, or by any person employed or engaged by Tenant, in approving or delivering to Landlord any plans, schedules or information, including, without limitation, the Construction Plans beyond the applicable time period set forth in this Exhibit, if any; (ii) a delay in the performance of work in the Second Amendment Expansion Premises by Tenant or any person employed by Tenant; (iii) any changes requested by Tenant in or to previously approved work or in the Space Plan, Spec Buildout Sheet, or Construction Plans; (iv) Tenant’s requests for materials and finishes which are not readily available, and/or delays in delivery of any materials specified by Tenant through change orders; (v) the failure of Tenant to pay as and when due under this Exhibit all costs and expenses to construct the Tenant Improvements to the extent Tenant is required to pay for such costs in this Exhibit; (vi) interference with the construction of the Tenant Improvements; or (vii) the acts or omissions of Tenant or its employees, agents or contractors (including without limitation the failure to timely deliver plans, insurance certificates or other items required by the Lease). Notwithstanding anything to the contrary contained herein, no delay under clauses (ii), (iii), (iv), (vi) or (vii) shall constitute a Tenant Delay unless Landlord has given to Tenant reasonably detailed written notice of such delay by email to: [***], and Tenant fails to correct the cause thereof within one (1) business day after receipt thereof. In the event of Tenant Delay, the Second Amendment Expansion Commencement Date shall be accelerated so that each date shall be deemed to be one day earlier than the actual date thereof for each day of Tenant Delay.

“Tenant Improvements” - The improvements to be installed by Landlord in the Second Amendment Expansion Premises substantially in accordance with the Space Plan and the Spec Buildout Sheet. The type and quality of materials to be used by Landlord to construct the Tenant Improvements will be consistent with Landlord’s standard building improvements for the Building, except as described to the contrary in the Space Plan and/or the Spec Buildout Sheet.

2. Construction of the Tenant Improvements. Landlord shall construct the Tenant Improvements in accordance with this Exhibit and the Lease pursuant to a construction contract to be executed by Landlord and its contractor(s).

2.1 Construction Plans. Landlord shall cause to be prepared the Construction Plans for the Tenant Improvements that are consistent with and are logical evolutions of the Space Plan, the Spec Buildout Sheet, and the Building standards, and deliver the same to Tenant for Tenant’s approval (which shall not be unreasonably withheld, conditioned or delayed). Tenant shall notify Landlord in writing within five (5) business days after receipt of Construction Plans or any preliminary plans that (i) Tenant approves of such plans; or (ii) Tenant disapproves the plans because they vary in design from the Space Plan or the Spec Buildout Sheet approved by Landlord and Tenant in the particular instances specified by Tenant in such notice (including, without limitation, the specific changes requested by Tenant), but such disapproval shall constitute a Tenant Delay (subject to the terms of such definition) unless the plans materially deviate from the Space Plan or the Spec Buildout Sheet or changes in such Space Plan or the Spec Buildout Sheet. The failure of Tenant to provide such written notice within said five (5) business day period shall be deemed an approval by Tenant of such plans.

2.2 Construction. Landlord shall construct the Tenant Improvements substantially in accordance with the Construction Plans. The construction contract for constructing the Tenant Improvements and the contractor(s) to perform the work shall be approved and/or selected, as the case may be, by Landlord at its sole and absolute discretion without the consent of Tenant; provided, the construction contract shall provide for a stipulated sum in an amount reasonably approved by Tenant (the “Stipulated Sum”) using an AIA construction contract. Landlord shall notify Tenant in writing of the proposed Stipulated Sum, including reasonable details as to the budget that results in the Stipulated Sum. Tenant shall notify Landlord in writing within five (5) business days after receipt of such notice that (i) Tenant approves of such Stipulated Sum; or (ii) Tenant disapproves of such Stipulated Sum (including in the case of disapproval, the specific reasons therefor and the specific changes requested by Tenant), but such disapproval shall constitute a Tenant Delay (subject to the terms of such definition) and such changes shall constitute Tenant Change Requests unless the Stipulated Sum is reflective of costs that materially deviate from the specifications in the Spec Buildout Sheet (other than the Tenant Improvement work described in Section 8 of the Second Amendment). The failure of Tenant to provide such written notice within said five (5) business day period shall be deemed an approval by Tenant of the Stipulated Sum. The parties anticipate that the Tenant Improvements will be “turnkey” condition and Substantially Completed by the Estimated Second Amendment Expansion Commencement Date, subject to Tenant Delays and Force Majeure Delays.

2.3 Tenant’s Responsibility. Tenant shall be solely responsible for the suitability for Tenant’s needs and business of the design and function of the Tenant Improvements. Except as included in the Tenant Improvements, Tenant shall be responsible for procuring or installing in the Second Amendment Expansion Premises any trade fixtures, equipment, furniture, furnishings, telephone equipment or other personal property (“Personal Property”) to be used in the Second Amendment Expansion Premises by Tenant, and except to the extent set forth in Section 3(c) below, the cost of such Personal Property shall be paid by Tenant. Tenant shall conform to the Building’s wiring standards in installing any telephone equipment and shall be subject to any and all rules of the Project during construction.

3. Payment of Construction Costs; Allowance.

(a) Landlord shall pay for the costs to construct the Tenant Improvements based on the Space Plan and Spec Buildout Sheet approved by the parties as provided above up to an aggregate amount not to exceed the Allowance (defined below). The cost to construct the Tenant Improvements shall be deemed to include a construction management fee paid to Landlord or its designee in an amount equal to two and one-half percent (2.5%) of the cost of the Tenant Improvements (the “CM Fee”), which CM Fee shall be addition to, but not in duplication of, the costs that comprise the approved, Stipulated Sum. As provided in subsection (b) below, any costs pertaining to the Tenant Improvements in excess of the Allowance (the “Excess”) shall be paid by Tenant. As provided in Section 4 below, any increase in the cost of the Tenant Improvements in excess of the Allowance due to changes in the Tenant Improvements reflected in the Space Plan, the Spec Buildout Sheet, or in the Construction Plans requested by Tenant or as a result of any Tenant Delay, shall be paid by Tenant. Landlord shall provide (or cause to be provided) construction management services with respect to the Tenant Improvements in a manner comparable to third party construction managers managing the construction of improvements similar to the Tenant Improvements.

(b) Landlord shall contribute a maximum of $6,849,975.00 (i.e., $275.00 per rentable square foot of the Second Amendment Expansion Premises) (the “Allowance”) toward the cost of the Tenant Improvements, and except as expressly set forth in subsection (c) below, not for any other purpose. If Landlord estimates at any time or from time to time that there will be an Excess, Landlord shall notify Tenant in writing of Landlord’s good faith estimate of the amount thereof and Landlord’s good faith estimate of the time remaining to complete the Tenant Improvements. Thereafter, but not earlier than thirty (30) days after the date of Landlord’s notice, Tenant shall commence paying the cost of the Tenant Improvements on a pari passu basis with Landlord. By way of example, if the estimated Excess is $200,000.00 and the estimated time remaining to complete the Tenant Improvements is five (5) calendar months, Tenant would pay to Landlord $40,000.00 on the first day of each calendar month of such five (5) calendar month period (provided that, if the initial thirty (30) day period after the date of Landlord’s notice does not end on the first day of a calendar month, Tenant shall make its first monthly payment on the first day of the next calendar month (i.e., the first payment would equal $80,000.00 in the above example)). In the event Tenant fails to timely pay any such good faith estimate of the Excess, such failure shall be a Tenant Delay and Landlord shall be entitled to suspend the performance of the Tenant Improvements until such time as such payment is received by Landlord. At such time as the total cost of the Tenant Improvements is finally determined, Landlord shall notify Tenant of such amount in writing. If Tenant has not paid all of the Excess, such notice shall include Landlord’s bill to Tenant for the balance of the Excess not previously paid by Tenant, and if Tenant has paid more than the Excess, such notice shall include Landlord’s statement to Tenant showing the amount of the overpayment of the Excess. Tenant shall pay any such balance of the Excess to

Landlord within thirty (30) days after the date when Tenant receives such notice and bill from Landlord, and Landlord shall pay any such overpayment of the Excess to Tenant within thirty (30) days after the date when Landlord gives such notice. Notwithstanding anything to the contrary herein, the cost of the Tenant Improvements shall not include (and Tenant shall not be responsible for and the Allowance shall not be used for) the following: (a) costs incurred due to the presence of Hazardous Materials, to the extent such costs are not Tenant’s responsibility under the Original Lease, and subject to Landlord’s ability to include such costs in Operating Expenses, subject to the terms of Article 8 of the Original Lease; (b) costs incurred as a consequence of a default by a contractor under an agreement between Landlord and such contractor; (c) costs as a consequence of casualties, to the extent such costs are not Tenant’s responsibility under the Original Lease, and subject to Landlord’s ability to include such costs in Operating Expenses, subject to the terms of Article 8 of the Original Lease; (d) costs to bring any components of the Project into compliance with applicable laws, to the extent such costs are not Tenant’s responsibility under the Original Lease, and subject to Landlord’s ability to include such costs in Operating Expenses, subject to the terms of Article 8 of the Original Lease; (e) wages, labor and overhead for overtime and premium time unless approved by Tenant or otherwise included in the approved, Stipulated Sum; (f) project management fees other than the CM Fee, unless approved by Tenant or otherwise included in the approved, Stipulated Sum; and (g) construction costs in excess of the approved, Stipulated Sum, except for increases set forth in change orders (including Tenant Change Orders) approved by Landlord and Tenant.

(c) In the event that any portion of the Allowance remains after the completion of the Tenant Improvements, Tenant shall be permitted to use any such remaining portion of the Allowance in an amount not to exceed $249,090.00 in the aggregate (i.e., $10.00 per rentable square foot of the Second Amendment Expansion Premises) toward the payment of Excluded Costs (as defined below), provided that Tenant delivers written notice(s) of such election to Landlord on or before the date that is 180 days after the date of Substantial Completion. “Excluded Costs” means, collectively, the actual, out-of-pocket costs incurred by Tenant for furniture, fixtures, information technology and security items pertaining to the Second Amendment Expansion Premises. Landlord shall disburse such portion of the Allowance to Tenant within thirty (30) days of Tenant’s delivery of receipts for Excluded Costs together with any other information reasonably requested by Landlord in connection therewith.

4. Changes in Work. If Tenant at any time desires any changes, alterations or additions to the Tenant Improvements, Tenant shall submit a detailed written request to Landlord specifying such changes, alterations or additions (a “Tenant Change Request”). Without limiting the generality of the foregoing, Landlord agrees to reasonably cooperate with Tenant with respect to any Tenant Change Request that would not materially and adversely affect the value of the Project or Landlord’s ability to re-lease the space upon the expiration or earlier termination of the Lease for office, laboratory or research and development purposes (as applicable), and would not increase the cost, or cause a delay in the performance of the work, unless such increase in cost or delay is economically offset by Tenant, and if such delay causes a delay in Substantial Completion, such delay is agreed in writing by Tenant to constitute a Tenant Delay. Upon receipt of any Tenant Change Request, Landlord shall promptly, and within ten (10) business days after Landlord’s receipt of the Tenant Change Request (unless such Tenant Change Request requires third party review, in which case such ten-business-day deadline shall not apply), notify Tenant of whether the matters proposed in the Tenant Change Request pursuant to the standard set forth in the preceding sentence are approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) or are disapproved. If Landlord disapproves the Tenant Change Request, Landlord shall promptly notify Tenant in writing of such disapproval and the specific reasons for such disapproval, with particularity. If Landlord approves the Tenant Change Request, Landlord’s notice to Tenant regarding such approval shall specify (A) Landlord’s reasonable estimate of the number of days of Tenant Delay, if any, which shall be caused by such Tenant Change Request if implemented (including, without limitation, delays due to the need to obtain any revised plans or drawings and any governmental approvals), and (B) Landlord’s reasonable estimate of the increase, if any, which shall occur in the cost of the Tenant Improvements if such Tenant Change Request is implemented (including, but not limited to, any costs of compliance with laws or governmental regulations that become applicable because of the implementation of the Tenant Change Request). If Landlord approves the Tenant Change Request, Tenant shall notify Landlord in writing, within five (5) business days after receipt of such notice (if any) from Landlord, that Tenant approves and wishes to proceed with the Tenant Change Request (including the estimated delays and cost increases, if any, described in Landlord’s notice, if any), in which event Landlord shall cause such Tenant Change Request to be incorporated into the Tenant Improvements, and Tenant shall be responsible for all actual delays (as Tenant Delays) and all actual costs or cost increases reasonably resulting from or attributable to the implementation of the Tenant Change Request in excess of the Allowance. If Tenant fails to notify Landlord in writing of Tenant’s approval of and desire to proceed with such Tenant Change Request within said five (5) business day period, then such Tenant Change Request shall be deemed to be withdrawn and shall be of no further force or effect. The increased Tenant Improvement costs in excess of the Allowance due to such changes and as a result of any other Tenant Delay, including the cost to revise the Construction Plans, obtain any additional permits, construct any additional improvements required as a result thereof, the cost for materials and labor, the cost for any construction supervisory or administrative fee payable by Landlord to its property manager, and all other additional costs incurred by Landlord from resulting delays in completing the Tenant Improvements, shall be paid by Tenant to Landlord upon completion of such changes and receipt by Tenant of invoices substantiating the additional costs. Such additional costs shall be Additional Rent, payable within thirty (30) days after Tenant’s receipt of notice from Landlord (along with any applicable invoices). If Landlord does not receive such payment within said thirty (30) day period, Landlord shall have the right, in addition to any other rights or remedies available under the Lease, at law or in equity, to discontinue all or any portion of the work until it receives said payment, in which case the commencement or completion of such work shall not be deemed a waiver of Tenant’s obligation to pay for same or any additional costs or expenses incurred as a result thereof. Any delay caused as a result of such a change or request for a change shall constitute a Tenant Delay (subject to the terms of such definition).

5. Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if a default by Tenant under the Lease or this Exhibit, beyond applicable notice and cure periods, has occurred at any time on or before the Substantial Completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cease the construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Tenant Improvements caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Exhibit shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

6. Warranties. Landlord shall use commercially reasonable efforts to cause the Tenant Improvements to be completed in a good and workmanlike manner and free of defect, and in good condition and repair and in compliance with all applicable laws. To Landlord’s knowledge as of the Second Amendment Effective Date, Landlord has not received a notice of violation of Hazardous Materials laws in the Second Amendment Expansion Premises. In the case of defects in the Tenant Improvements first discovered after the Second Amendment Expansion Commencement Date, Tenant shall be deemed to have waived any claim for correction or cure thereof on the date that is eleven and a half months after the date of Substantial Completion thereof if Tenant has not then given notice of such defect to Landlord. With respect to items as to which Tenant has given adequate and timely notice hereunder, Landlord shall cause Landlord’s contractor to so remedy, repair or replace any incomplete, defective or malfunctioning aspects of the Tenant Improvements, as applicable, which materially affect Tenant’s use of, access to or occupancy of the Second Amendment Expansion Premises, such action to occur as soon as practicable during normal working hours and so as to avoid any unreasonable interruption of Tenant’s use of the Second Amendment Expansion Premises. The foregoing shall constitute Landlord’s entire obligation with respect to all incomplete, defective or malfunctioning aspects of the Tenant Improvements.

EXHIBIT B-1

SPACE PLAN

5000 Shoreline Ct, Test Fit | Level 2
DGA PROJECT # 25059 | 03.03.2026 | SCALE: 1/8" = 1'-0"

LEGEND

- BUILDING SUPPORT
- LOBBY/ RECEPTION
- CONFERENCE
- BREAK ROOM
- OFFICE
- OFFICE SUPPORT
- OPEN OFFICE

LOBBY	1
LARGE CONFERENCE	1
SMALL CONFERENCE	6
HUDDLE	1
FOCUS/PHONE	2
PRIVATE OFFICE	59
WORKSTATIONS (6x6)	67
WELLNESS	1
STORAGE	3

IDEAYA LEVEL 2:
20,840 GSF

IDEAYA BIOSCIENCES
DGA

EXHIBIT B-2

SPEC BUILDOUT SHEET

[Attached]

EXHIBIT C

TEMPORARY SPACE

DOCPROPERTY DOCXDOCID DMS=IManage Format=<<NUM>>v.<<VER>> 602862793v.4